GREENS WORLDWIDE, INCORPORATED. (THE "COMPANY")

CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees of the Company. All Company employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. In appropriate circumstances, the Code should also be provided to and followed by the Company's agents and representatives, including consultants.

If a law conflicts with a policy in this Code, the employee must comply with the law; however, if a local custom or policy conflicts with this Code, the employee must comply with the Code. If an employee has any questions about these conflicts, the employee should ask his or her supervisor how to handle the situation.

Any employee who violates the standards in this Code will be subject to disciplinary action. If an employee is in a situation that the employee believes may violate or lead to a violation of this Code, the employee should follow the guidelines described in Section 14 of this Code.

1. COMPLIANCE WITH LAWS, RULES, AND REGULATIONS

Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All employees must respect and obey the laws of the cities, states, and countries in which the Company operates. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers, or other appropriate personnel.

The Company holds information and training sessions to promote compliance with laws, rules, and regulations, including insider-trading laws.

2. CONFLICTS OF INTEREST

A "conflict of interest" exists when an individual's private interest interferes in any way - or even appears to conflict - with the interests of the Company as a whole. A conflict situation can arise when an employee, officer, or director takes actions or has interests that may make it difficult to perform his or her work on behalf of the Company in an objective and effective manner. Conflicts of interest may also arise when an employee, officer, or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer, or supplier. An employee is not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with the Company's customers, suppliers, or competitors, except on the Company's behalf.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if a question arises, the employee you should consult with higher levels of management or the Company's internal auditor. Any employee, officer, or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager, or other appropriate personnel, or consult the procedures described in Section 14 of this Code.

3. INSIDER TRADING

Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company's business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. If a question arises, the employee should consult the Company's Chief Financial Officer.

4. CORPORATE OPPORTUNITIES

Employees, officers, and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information, or position without the consent of the Board of Directors. No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers, and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5. COMPETITION AND FAIR DEALING

The Company seeks to outperform competitors fairly and honestly. The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, officer, and director should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors, and employees. No employee, officer, or director should take unfair advantage of anyone through manipulation, concealment, or abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

To maintain the Company's valuable reputation, compliance with the Company's quality processes and safety requirements is essential. In the context of ethics, quality requires that the Company's products and services meet reasonable customer expectations. All inspection and testing documents must be handled in accordance with all applicable regulations.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided, or accepted by any Company employee, family member of an employee, or agent unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, and (5) does not violate any laws or regulations. An employee should discuss with his or her supervisor any gifts or proposed gifts that the employee is not certain are appropriate.

6. DISCRIMINATION AND HARASSMENT

The diversity of the Company's employees is a tremendous asset. The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment or any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

7. HEALTH AND SAFETY

The Company strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries, and unsafe equipment, practices, or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

8. RECORD-KEEPING

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

Many employees regularly use business expense accounts, which must be documented and recorded accurately. If an employee is not sure whether a certain expense is legitimate, the employee should ask his or her supervisor or the Company's controller. No employee, officer or director of the Company shall make or approve payments on behalf of the Company if they will not be used or might be used for something other than the stated purpose. Rules and guidelines are available from the Accounting Department.

All of the Company's books, records, accounts, and financial statements must be maintained in reasonable detail, must properly document all assets and liabilities, must appropriately reflect the Company's transactions, and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation. No employee, officer or director of the Company shall falsify entries for any reason, nor will such employee, officer or director alter documents or sign documents on behalf of the Company when he/she lacks the proper authority to do so. No employee, agent, representative, supplier, or customer shall falsify a record to conceal facts or for any other reason. The Company shall follow generally accepted accounting principles and complies with Financial Accounting Standards Board regulations to provide a uniform basis for measuring, managing, and reporting the Company's operations.

Business records and communications often become public, and the Company and its employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, employees must consult with the Company's Chief Financial Officer before taking any action because it is critical that any impropriety or possible appearance of impropriety be avoided.

9. CONFIDENTIALITY

Employees, officers, and directors must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by an executive officer or required or mandated by laws or regulations. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

10. PROTECTION AND PROPER USE OF COMPANY ASSETS

All employees, officers, and directors should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company assets should be used for legitimate business purposes and should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of employees to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property, such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information, and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

11. PAYMENTS TO GOVERNMENT PERSONNEL

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer, or delivery to an official or employee of the U.S. government of a gift, favor, or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

12. WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

Any waiver of this Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed to stockholders as required by law or stock exchange regulation.

13. REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Employees are encouraged to talk to supervisors, managers, or other appropriate personnel when in doubt about the best course of action in a particular situation. Employees should report any observed illegal or unethical behavior and any perceived violations of laws, rules, regulations, or this Code of Business Conduct to appropriate personnel. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.

14. COMPLIANCE PROCEDURES

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•
Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•
Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

•
Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager or your Human Resources manager. If that also is not appropriate, call the Company's toll-free Ethics Line, which will put you in direct contact with the appropriate people at Company headquarters. If you prefer to write, address your concerns to the Company's Chief Executive Officer or Chief Financial Officer.

•
You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

15. SENIOR FINANCIAL OFFICERS

In addition to being subject to all of the foregoing principles, particularly the principles set forth in Section 8 concerning record keeping, each of the Company's senior financial officers, including the Company's principal financial officer and controller or principal accounting officer and persons performing similar functions, must agree with and certify to the Company's Chief Financial Officer or, in the case of the Chief Financial Officer, to the Company's Audit Committee, that such executive will adhere to and advocate the above principles as well as the principles set forth below in fulfilling their responsibilities and duties to the Company:

•	Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing such executive's independent judgment to be subordinated.

•	Share knowledge and maintain skills important and relevant to the needs of such executive's constituents.

•	Proactively promote ethical behavior as a responsible partner among peers in such executive's work environment.

•	Achieve responsible use of and control over all assets and resources employed or entrusted to such executive.

•	Conduct such executive's duties according to standards reasonably necessary to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and

•	compliance with applicable governmental rules and regulations.

GREENS WORLDWIDE, INCORPORATED. (THE "COMPANY")

FINANCIAL CODE OF ETHICS

The reliability and integrity of the Company's financial statements and other financial information as may be included in reports filed with or furnished to the SEC, stock exchanges, governmental agencies, financial institutions, as well as shareholders, suppliers, customers and others are critical to the well being and reputation of the Company. In this regard, the Company has adopted this Financial Code of Ethics.

This Financial Code of Ethics, which is also a part of the Company's Code of Business Conduct and Ethics, covers various practices, procedures, and actions applicable for the Company's senior financial officers. Each such financial officer should conduct himself or herself in a manner to promote honest and ethical conduct; full, accurate, and timely disclosure; and compliance with law.
Each senior financial officer must conduct his or her duties according to standards reasonably necessary to promote -

1.	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	full, fair, accurate, timely, and understandable disclosure in periodic reports required to be filed by the Company; and

3.	compliance with applicable governmental rules and regulations.

No change in or waiver of this Financial Code of Ethics will be permitted except as approved by the audit committee of the Company.

In the event of any change in or waiver of this Financial Code of Ethics, the Company will promptly notify its shareholders by filing a Form 8-K, by dissemination on the Internet, or by other electronic means.

Code of Ethics

GREENS WORLDWIDE INCORPORATED is committed to excellence, integrity and professionalism as well as the growth and development of all its operations. This commitment extends to ensuring shareholders and stakeholders are fully informed about the Company’s activities and that the Board of Directors and employees conduct themselves:

•	Honestly and with integrity and respect not only with one another, but with all of the group’s stakeholders;

•	that they use confidentiality and discretion involving information that is proprietary to the group;

•	that they avoid any conflict of interest which may interfere with the independent exercise of their judgement in the best interests of the group;

•	that they adhere to all laws and regulations determining the group’s legal and moral obligations; and

•	that they foster a non-discriminatory work and business environment to promote a climate of harmony and tolerance.